Electronically transmitted to the Securities and Exchange Commission on November 6, 2003

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAKEMUSIC! INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1716250
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6210 Bury Drive
Eden Prairie, Minnesota 5534
(952) 937-9611
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Sean Lafleur
Chief Executive Officer
MakeMusic! Inc.
6210 Bury Drive
Eden Prairie, Minnesota 55346
(952) 937-9611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Melodie R. Rose, Esq.
Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South Sixth Street
Minneapolis, Minnesota 55402
(612) 492-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount	Offering Price per	Aggregate Offering	Amount of Registration
Title of Securities to be Registered	to be Registered	Share(1)	Price(1)	Fee

Common Stock to be Offered by Selling Shareholders	2,327,687	$2.55	$5,935,602	$480.19

(1)  For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq SmallCap Market on November 3, 2003.

     The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
DATED NOVEMBER 6, 2003

PROSPECTUS

MAKEMUSIC! INC.

2,327,687 Shares of Common Stock

     This prospectus relates to the offer and sale of up to 2,327,687 shares of common stock, $.01 par value, of MakeMusic! Inc., a Minnesota corporation, that may be offered and sold from time to time by persons who are currently shareholders of MakeMusic! or who may become shareholders upon exercise of certain warrants, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. See “Plan of Distribution.”

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol “MMUS.” The closing sale price on November 3, 2003, as reflected on the Nasdaq SmallCap Market, was $2.55 share.

For information concerning certain risks relating
to an investment in MakeMusic! common stock
see “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. MakeMusic! and the shareholders selling MakeMusic! common stock pursuant to this prospectus may not sell these shares until the registration statement filed with the Securities and Exchange Commission, including this prospectus, is effective. This prospectus is not an offer to sell these shares and it is not an offer to buy these shares in any state where the offer or sale is not permitted.

The date of this prospectus is November 6, 2003

ABOUT MAKEMUSIC!
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
SELLING SHAREHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EX-5.1 Opinion/Consent of Fredrikson & Byron, P.A.
EX-23.1 Consent of Ernst & Young LLP

ABOUT MAKEMUSIC!

     MakeMusic! Inc. (“MakeMusic!” or the “Company”), a Minnesota corporation, considers itself to be a world leader in music education technology. Its primary mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library.

     For over a decade, Finale has been the world’s best-selling music notation software. It has transformed the very process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. In the world of music software, Finale is the equivalent of PageMaker or Illustrator – it is what musicians use for page layout of sheet music.

     SmartMusic is a complete, interactive, computer-based practice system for woodwinds, brass, string players and vocalists. SmartMusic enhances and transforms the process of practicing music by accompanying musicians while they practice – following their spontaneous tempo changes like a human accompanist. Offered through an online subscription service, SmartMusic gives musicians access to a library of more than 20,000 professionally performed and recorded accompaniments.

     The Company is working with teachers and publishers in proactive collaboration to meet the needs of active music makers and market products to them. The decade-long leadership established by the Company’s Finale software with music educators internationally provides MakeMusic! with the credibility in the marketplace to exploit the development of SmartMusic and other new products.

     The worldwide market for products and services sold to student, hobbyist and professional musicians is approximately $10 billion, with music software as one of its fastest-growing segments. As music educators and parents search for ways to make student practice time more fun and productive, MakeMusic! is building on its current leadership position to become a key driver in the future of music education. Possessing many key technologies that can be combined together and expanded upon in a cost-effective manner, MakeMusic! believes it is uniquely positioned to offer continuous innovation to music makers.

     MakeMusic! Inc.’s principal offices are located at 6210 Bury Drive, Eden Prairie, Minnesota 55346 and its telephone number is (952) 937-9611.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. Our forward-looking statements generally relate to the adequacy of our capital resources and our liquidity, the viability of our growth strategies, future financial results including the timing of and our ability to generate positive cash flows, the timing and success of product development and upgrade efforts, our ability to gain market share, our pricing strategies and our ability to maintain favorable relations with music publishers. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this Prospectus, and in our periodic reports filed with the SEC from time to time. Many of such factors related to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements.

RISK FACTORS

     In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of MakeMusic! and its business. Investing in our common stock involves a high degree of risk. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

     We have incurred operating losses in the past and expect such losses to continue in the near future. The Company has incurred operating losses since inception, and will continue to incur such losses in the near future. Such losses will include non-cash expenses due to the amortization of other intangible assets recorded as a result of the reverse acquisition transaction with Net4Music S.A. in 2000. In order to continue to develop our business and planned product and service offerings, we will be required to devote additional amounts of capital to our development and marketing efforts, among other things. There can be no assurance that we will ever operate profitably or provide an economic return to the investors.

     While we currently believe that we have sufficient capital, we may have additional capital needs. The Company believes that, with the funds raised in February 2003 and loan received in September 2003, it has capital, or access to capital, sufficient to meet its needs through the point at which the Company achieves positive cash flow. However, additional capital may be needed if there is a significant change in our business plan or operating results. There is no assurance that additional capital will be available on terms favorable to us or at all.

     If we do not reduce and control our operating expenses, we may not be able to ever generate positive cash flow. Our strategy involves, to a substantial degree, increasing revenues while at the same time reducing and controlling operating expenses. In furtherance of this strategy, we have engaged in ongoing, company-wide activities intended to increase productivity and reduce costs These activities have included significant personnel reductions, reduction or elimination of non-personnel expenses and realigning and streamlining operations and consolidating facilities We cannot assure you that our efforts will result in the increased profitability, cost savings or other benefits that we expect. Moreover, our cost reduction efforts may adversely affect the effectiveness of our financial and operational controls, our ability to continue timely and effective product development and upgrade efforts and our ability to increase marketing efforts for our products. If we are not able to increase our profitability, we may never generate positive cash flow.

     We are dependent upon our new product development efforts. Additional development work is required to increase the breadth of our SmartMusic business and our accompaniment repertoire for SmartMusic Studio products. There can be no assurance that our timetable for any of our development plans will be achieved, that sufficient development resources will be available or that development efforts will be successful.

     We are dependent upon our Internet business. We are dependent on the Internet to activate our SmartMusic subscriptions and secure our licensed content. We also utilize the Internet as one of our order taking channels. A number of uncertainties related to the Internet exist. If the Internet develops more slowly than projected or we experience problems developing and maintaining our Internet operations, our sales, operating results and financial condition could be adversely affected.

     We are dependent upon obtaining and maintaining license agreements with music publishers, of which there are a limited number. The world market for music license rights is highly concentrated among a limited number of publishers. The Company has entered into license agreements with leading music publishers that provide access to certain musical titles for accompaniment development. Our contracts with major publishers are not all exclusive, which means that similar agreements may be made with competitors or that the publishers themselves may sell the same titles. While we believe that our relationships with these publishers are good, there can be no assurance that we will be able to maintain or expand these relationships. The lack of a sufficient number and variety of musical arrangements would greatly limit the ability to market our products and services.

     Certain of our products have limited and fluctuating sales. Sale of our SmartMusic Studio subscription revenue products have not achieved, and may not achieve, significant levels. Further, Internet sales have fluctuated, as have sales of Finale products, which are historically higher following the release of product upgrades. We believe that results of operations may fluctuate as a result of, among other things, the purchasing cycle of the education market and the timing of releases of new products and product upgrades. Certain states have had education funding cuts, which could potentially negatively impact sales of academic products to the education market.

     We face intense competition. While competition for the SmartMusic Studio products is limited, there can be no assurance that others, such as large electronic and musical instrument manufacturers, will not enter this market. Competition for the Company’s notation products could potentially adversely impact future sales levels. Our ability to continue to compete effectively will be substantially dependent upon our ability to continue to improve our product offerings and Internet resources. If such improvements and development efforts do not materialize as intended, we may lose our ability to differentiate our products from those of our competitors. In addition, increasing competition in the music software market could cause prices to fall and the volume of transactions to decline, either of which could adversely affect our business, operating results and financial condition.

     Rapid technological changes and obsolescence may adversely affect our business. We operate in an industry greatly affected by technological changes. While we are not currently aware of any significant technological changes that may affect our current technology base, continued advancements in computer software, hardware and network designs and formats may impact our ability to effectively maintain our Internet-based sales efforts in a workable and user-friendly format. The proprietary technology we use to protect access to our licensed files may be effective for only a limited period by reason of technological change. The Company must, therefore, devote new resources to improve or modify this security system, which is a critical aspect of our ability to establish and maintain relationships with music publishers. While we currently believe that we have sufficient resources to address technological changes that may affect our business, there can be no assurance that any such technological changes will not prove too much for us to overcome in a cost-effective manner.

     Additional government regulation of the Internet may impair our ability to fully develop and utilize the Internet as a marketing and distribution medium. Today, there are relatively few enacted laws specifically directed toward online services, and the applicability and scope of such laws is still uncertain, as court interpretations are few. Currently, we do not believe their impact materially affects the nature of our Internet operations. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Laws regulating Internet companies outside of the U.S. may be less favorable then those in the U.S.

     Compliance with foreign laws may require us to change our business practices or restrict our service offerings to an extent that may harm our financial results. Further, changes to existing laws or the passage of new laws affecting the Internet could directly affect the way we do business, create uncertainty on the Internet, reduce demand for our services, increase the cost of doing business, or otherwise harm our business. Our failure to comply with domestic or foreign laws could also subject us to penalties ranging from fines to bans on our ability to offer our services.

     We are dependent upon certain key personnel. The Company is highly dependent on a limited number of key management, including Sean Lafleur and John Paulson, and key technical personnel. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on our business, financial condition and results of operations.

     We are dependent upon proprietary technology and cannot assure protection of such technology. There can be no assurance that our proprietary technology will provide us with significant competitive advantages, that other companies will not develop substantially equivalent technology or that we will be able to protect our technologies. The Company could incur substantial costs in seeking enforcement of its patents or in defending itself against patent infringement claims by others. Further, there can be no assurance that we will be able to obtain or maintain patent protection in the markets in which we intend to offer products.

     The market price of our stock may experience volatility. We cannot speculate as to the future market price of our Common Stock. Our Common Stock has experienced, and may continue to experience, substantial price volatility due to a number of factors, including fluctuations in operating results; changes in recommendations by stock market analysts regarding us or our competitors; developments in the industry; and general market conditions that may be unrelated to our performance.

SELLING SHAREHOLDERS

     Set forth below are the names of the selling shareholders, the number of shares of MakeMusic! common stock beneficially owned by each of them on the date hereof and the percentage of common stock to be owned if all shares hereunder are sold by the selling shareholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

     To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us except as set forth on the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

	Beneficial Ownership				Beneficial Ownership
	Prior to Offering				After Offering

		Options	Total Number of
		Exercisable w/in 60	Shares Beneficially	Number of Shares
Name	Common Shares Owned	Days (1)	Owned	Offered	Total Number	Percent(2)

Allen Heidorn**	311	2,949	3,260	303	2,957	*
Anthony J. Lafleur(3)	12,353	12,353	24,706	23,190	1,516	*
Avenir Finance Partners(4)	48,936	7,500	56,436	7,500	48,936	1.5%
BachThuy Truong Vo***	750	750	1,500	750	750	*
Barbara Remley(5)	1,750	8,874	10,624	750	9,874	*
Benson K. Whitney(6)	200,035	94,224	294,259	77,014	217,245	6.5%
BGL Investment Partners SA	169,508	169,508	339,016	263,258	75,758	2.3%
Bonnie Anderson**	76	251	327	76	251	*
Chantal Debizet	4,335	4,335	8,670	8,670	0	*
Charles W. Oswald	42,750	31,250	74,000	62,500	11,500	*
Chris Cianflone**	105	1,548	1,653	100	1,553	*
Christian Kemp-Griffin	1,563	1,563	3,126	3,126	0	*
Clas Cederstrom	7,813	7,813	15,626	15,626	0	*
Claude Ronco	4,335	4,335	8,670	8,670	0	*
Clinton H Morrison	21,723	10,837	32,560	21,674	10,886	*
Croissance Discovery FCPR f/k/a Net Discovery FDPR	137,537	42,614	180,151	73,864	106,287	3.2%
David Hawley**	1,956	1,031	2,987	606	2,381	*
David McDonald	2,273	2,273	4,546	2,273	2,273	*
Elizabeth Sorenson**	514	1,874	2,388	514	1,874	*
Entrepreneurs Fund BV f/k/a Siliqua Investments BV	31,250	55,350	86,600	86,600	0	*
FCPI Soge Innovation 5	126,042	126,042	252,084	252,084	0	*
FCPI Soge Innovation 6	101,042	101,042	202,084	202,084	0	*
FCPI Soge Innovation 7	85,416	85,416	170,832	170,832	0	*
FCPR Robertsau Investissement(8)	54,094	21,278	75,372	38,616	36,756	1.1%
Francois de Gaspé Beaubien	33,722	33,722	67,444	67,444	0	*
François Duliège(7)	30,998	108,339	139,337	51,896	87,441	2.6%
Gary Pederson**	100	250	350	100	250	*
Gordon Buchanan	16,038	16,038	32,076	32,076	0	*
Gregoire Marechal***	1,050	450	1,500	450	1,050	*
Harry Malcolmson	6,250	6,250	12,500	12,500	0	*
Innovafrance 99 FCPI(4)	55,465	7,500	62,965	7,500	55,465	1.7%
International Sequoia Investments Ltd.(9)	77,729	29,249	106,978	50,922	56,056	1.7%
Jacky Leleu***	490	100	590	100	490	*
James Bruce**	232	657	889	232	657	*
James C. Larmett	23,538	16,038	39,576	32,076	7,500	*
Jasper Malcolmson	7,803	7,803	15,606	15,606	0	*
Jeffrey Keith McGuire(10)	600	3,174	3,774	600	3,174	*

	Beneficial Ownership				Beneficial Ownership
	Prior to Offering				After Offering

		Options	Total Number of
		Exercisable w/in 60	Shares Beneficially	Number of Shares
Name	Common Shares Owned	Days (1)	Owned	Offered	Total Number	Percent(2)

JM Hixon Partners LLC(6)	153,194	55,717	208,911	72,555	136,356	4.1%
John Jackson ***	590	200	790	0	790	*
Joseph P Lenarz**	600	1340	1,940	500	1,440	*
Julie R Sopoci**	76	626	702	76	626	*
Juranville Finance S.A.	31,250	31,250	62,500	62,500	0	*
Les Placements Monetyric Inc	63,050	63,050	126,100	103,372	22,728	*
Mark Dunn(15)	3,250	12,529	15,779	2,000	13,779	*
Mark Maronde**	152	1,152	1,304	152	1,152	*
Mark Mumford***	2,479	919	3,398	919	2,479	*
Martin Velasco(9)	94,469	32,369	126,838	3,120	123,718	3.7%
MCC Media Advisors, Inc. f/k/a Moore Clayton & Co.	6,411	49,549	55,960	55,960	0	*
Morneau Soveco, Inc	2,273	2,273	4,546	2,273	2,273	*
Morrison Associates Limited Partnership	23,781	10,837	34,618	21,674	12,944	*
Net Fund Europe CVA	0	3,788	3,788	0	3,788	*
Nicholas Brigstocke	18,750	18,750	37,500	37,500	0	*
Nicolas Heuzé***	1,230	6,003	7,233	450	6,783	*
Nicolas Ronco(11)	11,700	16,153	27,853	20,369	7,484	*
Philip A. Forman	10,837	10,837	21,674	21,674	0	*
Philip Sean Lafleur(12)	51,735	108,352	160,087	94,290	65,797	2.0%
Philippe Coll	31,250	31,250	62,500	0	62,500	1.8%
Randall E. Stokes**	315	2,368	2,683	265	2,418	*
Robert Vinci	4,335	4,335	8,670	8,670	0	*
Roger Williams**	755	1,425	2,180	750	1,430	*
Roy L. Heenan	6,502	6,502	13,004	13,004	0	*
Simon H. Poole	18,750	18,750	37,500	37,500	0	*
Thomas A Tarras***	200	425	625	200	425	*
Vincent Boulay	31,250	31,250	62,500	62,500	0	*
Viventures FCPR(13)	306,116	22,728	328,844	22,728	306,116	9.1%
Westerly Financial Inc.	31,250	31,250	62,500	62,500	0	*
William Morneau Jr.	6,502	6,502	13,004	13,004	0	*
Wynton Marsalis(14)	0	15,000	15,000	15,000	0	*
TOTAL:				2,327,687

* Less than 1%.

** Designates an employee of MakeMusic!

*** Designates a former employee within the last three years.

(1)	Shares that may be purchased upon exercise of options and warrants which are exercisable as of September 1, 2003 or within 60 days of such date.

(2)	The percentage of shares beneficially owned by each selling shareholder is based on 3,356,330 shares of common stock outstanding as of September 1, 2003.

(3)	Selling shareholder is a relative of the CEO and Chairman of the Board of MakeMusic!, Philip Sean Lafleur.

(4)	Such entities are affiliates of Patrick Revenu, a prior director of MakeMusic! from October 2000 to the beginning of 2003

(5)	Barbara Remley a former CFO of MakeMusic! within the last three years.

(6)	Benson Whitney is a director of the Board of MakeMusic! His beneficial ownership includes 153,194 shares and 55,717 options and warrants held by JM Hixon Partners, LLC of which Mr. Whitney is and also 6,584 shares held by Gideon Hixon Fund of which Mr. Whitney is a former partner no longer having any control as of 7/2003.

(7)	Mr. Duliége is a director of the Board of MakeMusic! and served as Chief Executive Officer from October 2000 to January 2001.

(8)	Selling shareholder is an affiliate of Philippe Aubert, a director of the Board of MakeMusic!

(9)	Martin Velasco is a director of the Board of MakeMusic!. His beneficial ownership includes 16,740 shares held by Genevest Consulting SA, and 77,729 shares held by International Sequoia Investments Ltd.

(10)	Jeffrey Keith McGuire is the Vice President of North America Marketing and Sales of MakeMusic! Inc.

(11)	Nicolas Ronco is the Vice President Business Development and International Sales and Marketing of MakeMusic!.

(12)	Philip Sean Lafleur is the CEO and Chairman of the Board of MakeMusic!. He served as COO from November — December 2000.

(13)	Selling shareholder is an affiliate of Benoist Grossmann, a former Director of the Board of MakeMusic! within the last three years.

(14)	Wynton Marsalis’ Warrant to be included in the registration is for a total of 15,000, however only 7,810 shares are exercisable within 60 days of September 1, 2003.

(15)	Mark Dunn is the Chief Technology Officer of MakeMusic! Inc.

USE OF PROCEEDS

     MakeMusic! will not receive any proceeds from the sale of the securities offered by the selling shareholders.

PLAN OF DISTRIBUTION

     The selling shareholders may sell the shares of common stock in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, “selling shareholders” include donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus. We will pay all expenses associated with registering the selling shareholders’ shares, including legal fees incurred by the selling shareholders. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

•	a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchases.

     The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders, or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

     All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Our Articles of Incorporation and Bylaws do not limit our obligation to indemnify such persons.

     Our Articles of Incorporation limit the liability of our directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to MakeMusic! or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also directly available to the public from the SEC’s website at “http://www.sec.gov.” or by clicking on SEC Edgar Filings on our website on the Investor Relations page under the company information at “http://www.makemusic.com.”

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-18809) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Quarterly report on Form 10-QSB for the six-month period ended June 30, 2003, filed August 13, 2003;

2.	Quarterly report on Form 10-QSB for the three-month period ended March 31, 2003.

3.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed March 31, 2003;

4.	Definitive Proxy Statement for the 2003 Annual Meeting of Shareholders, filed April 10, 2003; and

5.	The description of MakeMusic! common stock which is contained in Registration Statement on Form SB-2 (Commission File No. 33-92212C) filed under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description.

6.	Form 8-K filed August 14, 2003 furnishing the first quarter financial results.

7.	Form 8-K filed October 21, 2003 announcing the hiring of new Chief Financial Officer and Executive Vice President, William R. Wolff, following the resignation of Barbara S. Remley on October 17, 2003.

     You may request a copy of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

William R. Wolff
Chief Financial Officer
MakeMusic! Inc.
6210 Bury Drive
Eden Prairie, Minnesota
(952) 906-3640

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following expenses will be paid by MakeMusic! in connection with the distribution of the shares registered hereby. MakeMusic! is paying all of the selling shareholders’ expenses related to this offering, except the selling shareholders will pay any applicable broker’s commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC Registration Fee, are estimated.

SEC Registration Fee	$480.19
Legal Fees and Expenses	5,000.00
Accountants’ Fees and Expenses	5,000.00
Miscellaneous	1,000.00
Total	$11,480.19

Item 15. Indemnification of Directors and Officers.

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. MakeMusic!’s Articles of Incorporation and Bylaws do not limit its obligation to indemnify such persons.

     MakeMusic!’s Articles of Incorporation also limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to MakeMusic! or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

     MakeMusic! and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16. Exhibits

     See Exhibit Index on page following signatures.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on November 6, 2003.

MAKEMUSIC! INC
By	/s/ Philip Sean Lafleur

Philip Sean Lafleur, Chief Executive Officer, Principal Executive Officer

POWER OF ATTORNEY

     The undersigned each hereby constitutes and appoints any one or both of Philip Sean Lafleur and Barbara S. Remley his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of MakeMusic! Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature	Title	Date

/s/ Philip Sean Lafleur Philip Sean Lafleur	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 6, 2003

/s/ William R. Wolff William R. Wolff	Chief Financial Officer (principal financial accounting officer)	November 6, 2003

/s/ Philippe Aubert Philippe Aubert	Director	November 6, 2003

/s/ Timothy P. Bajarin Timothy P. Bajarin	Director	November 6, 2003

/s/ François Duliège François Duliège	Director	November 6, 2003

/s/ John W. Paulson John W. Paulson	Director	November 6, 2003

/s/ Martin Velasco Martin Velasco	Director	November 6, 2003

/s/ Benson K. Whitney Benson K. Whitney	Director	November 6, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
to
Form S-3 Registration Statement

MakeMusic! Inc.

INDEX

Exhibit

5.1	Opinion and Consent of Fredrikson & Byron, P.A.
23.1	Consent of Ernst & Young LLP
23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).